                           CERTIFICATE OF DETERMINATION,

                               RIGHTS AND PREFERENCES

                                       OF THE

                        SERIES A CONVERTIBLE PREFERRED STOCK

                                         OF

                          RENAISSANCE GOLF PRODUCTS, INC.

                          -------------------------------

                         PURSUANT THE GENERAL CORPORATIONS
                           CODE OF THE STATE OF DELAWARE

          Steven L. Flint and Bruce H. Haglund hereby certify that they are the President and Secretary, respectively, of Renaissance Golf Products, Inc., a Delaware corporation (the "Corporation"), and further certify as follows:

          FIRST: The Certificate of Incorporation of the Corporation (as amended or restated) authorizes the Corporation,

          to issue two classes of shares, to be designated common and preferred, respectively. The number of Common shares authorized to be issued is forty million (40,000,000) and the number of Preferred shares authorized to be issued is one hundred fifty thousand
     (150,000).

          The Preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     SECOND: By resolution of the Board of Directors dated the 10th day of March 1999, the Board of Directors did duly adopt resolutions authorizing the creation and issuance of a series of Preferred Stock to be known as "Series A Convertible Preferred Stock."

                                Page 1 of Thirteen

     THIRD: The number of shares of Series A Convertible Preferred Stock is 150,000, par value $.01, none of which have been issued.

     FOURTH: That the Board of Directors, pursuant to authority vested in it by the provisions of the Certificate of Incorporation of the Corporation, authorized the issuance of Series A of the Corporation's Convertible Preferred Stock to AKA Charitable Remainder Unitrust #1, John B. Hewlett and Steven L. Flint, $.01 par value, and fixed the number, designation, preferences, rights and limitations and restrictions thereof in addition to those set forth in the Certificate of Incorporation as follows:

     1.   Designation; Rank.

          The Corporation's Preferred Stock is designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the maximum number of shares of Series A Preferred Stock shall be 150,000 and no more. The Series A Preferred Stock has a liquidation preference of $20.00 per whole share (the "Liquidation Preference").

          The Series A Preferred Stock, with respect to rights to receive dividends and distributions upon liquidation, winding up or dissolution of the Corporation, ranks senior to the Corporation's Common Stock, $.001 par value (the "Common Stock"), and any series of Preferred Stock issued by the Corporation whose terms provide specifically that such class or series will rank junior to the Series A Preferred Stock with respect to rights to receive payment of dividends and distributions upon liquidation or fail to specify the ranking of such class or series relative to the Series A Preferred Stock with respect to rights to receive payment of dividends and distributions upon liquidation (together with the Common Stock, the "Junior Securities"), on a parity with any class or series of preferred stock issued by the Corporation whose terms provide specifically that such series shall rank on a parity with the Series A Preferred Stock with respect to rights to receive payment of dividends and distributions upon liquidation (the "Parity Securities"), and junior to any class or series of stock whose terms provide specifically that such class or series will rank senior to the Series A Preferred Stock with respect to rights to receive payment of dividends and distributions upon liquidation (the "Senior Securities").

     2.   Dividends.

          A. Dividends will be paid within 20 days of the end of each calendar year at the rate of 5% for 1999 and 6% each year thereafter, and if and when declared by the Board of Directors in its sole discretion at other times. Dividends for 1999 shall be payable in the Corporation's common stock at a value based upon the average closing price of the stock as reported by the OTC:BB, or equivalent stock service, and dividends for 2000 and thereafter shall be payable in common stock or cash at the holders option. The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive on a per share basis according to their holdings of

                                Page 2 of Thirteen
shares of Series A Preferred Stock, when and if declared by the Board of Directors out of any assets of the Corporation at the time legally available therefor, dividends prior and in preference to any declaration or payment of any Distribution (as defined below) on the Common Stock of the corporation. Distributions (as defined below) may be declared and paid upon shares of Common Stock in any fiscal year of the Corporation only if dividends shall have been first paid to, or declared and set apart for, all outstanding shares of Series A Preferred Stock in a per share amount equal to the per share amount of the dividend to be paid upon the shares of Common Stock. The right to such dividends on the Series A Preferred Stock shares shall be cumulative.

          B. For purposes of this subsection 2, unless the context otherwise requires, "Distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in stock, or the purchase or redemption of shares of capital stock of the Corporation (other than redemptions set forth in subsection 2 or, subject any repurchases of Common Stock held by employees of the Corporation upon termination of their employment pursuant to agreements providing for such repurchases) for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Corporation, if any.

     3.   Redemption.

          A. Upon the written request of holders of at least a majority of the then outstanding shares of Series A Preferred Stock received by the Company at any time after December 31, 2000 (the "Holder Redemption Request"), the Corporation shall redeem all shares of Series A Preferred Stock outstanding on the date which is 30 days after the date of the Holder Redemption Request (the "Holder Redemption Date"). Payment for any Redemption shall be made in two equal installment 60 and 120 days after the Holder Redemption Request is received by the Corporation. If there are insufficient funds to redeem the number of shares of Series A Preferred Stock required to be redeemed by this subsection 3(A), the Corporation shall redeem the maximum number of shares of Series A Preferred Stock for which funds are available, and shall redeem the shares not timely redeemed as soon as sufficient funds exist, and the Holder Redemption Date shall be appropriately adjusted with respect to such shares.

          B. Each outstanding share of Series A Preferred Stock shall be redeemed at a cash price equal to $20.00 per share (adjusted for stock dividends, stock splits, stock combinations and the like) to be redeemed (the "Original Purchase Price"), plus all accrued but unpaid dividends on each such share (the "Redemption Price"); provided, however, that payment of any Redemption Price shall only be made from funds of the Corporation legally available therefor.

          C. Upon written request of the Corporation at any time after December 31, 2002, (the "Company Redemption Request"), while any shares of

                                Page 3 of Thirteen

Series A Preferred Stock are outstanding, the holders of Series A Preferred Stock shall surrender for redemption and the Corporation shall redeem all shares of Series A Preferred Stock outstanding on the date which is 30 days after the date of the Company Redemption Request (the "Company Redemption Date"). If there are insufficient funds to redeem the number of shares of Series A Preferred Stock required to be redeemed by this subsection 3(C), the Corporation shall redeem the maximum number of shares of Series A Preferred Stock for which funds are available, and shall redeem the shares not timely redeemed as soon as sufficient funds exist, and the Company Redemption Date shall be appropriately adjusted with respect to such shares.

          D. Each outstanding share of Series A Preferred Stock shall be redeemed at a cash price equal to the Redemption Price; provided, however, that payment of any Redemption Price shall only be made from funds of the Corporation legally available therefore.

          E. At least 15 days prior to the Holder Redemption Date or the Company Redemption Date, as the case may be, the Corporation shall mail to each holder of shares proposed to be redeemed, a notice (the "Redemption Notice") specifying the Holder Redemption Date or the Company Redemption Date, as applicable, the number of such holder's shares to be redeemed and the procedures that such holder must follow to redeem its shares. On or prior to each Holder Redemption Date or Company Redemption Date, as applicable, each holder of shares to be redeemed shall surrender such holder's certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the aggregate Redemption Price (the Redemption Price per share to be redeemed multiplied by the number of shares to be redeemed) for the shares to be redeemed shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the aggregate Redemption Price for shares to be redeemed (whether because there is no source of funds legally available for such redemption or because such funds shall not be paid or made available for payment), all rights of the holders of the shares designated for redemption in the Redemption Notice as holders of the Series A Preferred Stock of the Corporation (except the right to receive the aggregate Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

          F. On or prior to each Holder Redemption Date or Company Redemption Date, as applicable, the Corporation shall deposit the aggregate Redemption Price of all shares designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust company having aggregate capital and

                                Page 4 of Thirteen
surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the Redemption Price for such shares to their respective holders on or after the Holder Redemption Date or Company Redemption Dates, as applicable, upon receipt of notification from the Corporation that such holder has surrendered its share certificate to the Corporation pursuant to subsection 3(E) above. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this subsection 3(F) for the redemption of shares thereafter converted into shares of the Corporation's Common Stock pursuant to subsection 6(A) hereof prior to the fifth day preceding the Holder Redemption Date or Company Redemption Date, as applicable, shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this subsection 3(F) remaining unclaimed at the expiration of two years following the Redemption Date shall thereafter be returned to the Corporation upon its request.

          G. There shall be no redemption of any shares where such redemption would be in violation of applicable law.

     4.   Preference on Liquidation.

          A. In the event of a Liquidation Event (as defined below) the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings ("Available Assets"), before any payment shall be made in respect of the Common Stock, an amount equal to $20.00 per share of Series A Preferred Stock, or $200.00 per share in the event the Corporation or its co-borrower has failed to make full payment of the Promissory Note due AKA Charitable Remainder Unitrust #1 in the maximum amount of $5,000,000.00 by the Note's maturity date, the principal and interest due under a Promissory Notes by the adjusted for stock dividends, stock splits, stock combinations and the like), plus all accrued and unpaid dividends thereon to the date fixed for distribution of assets (the "Liquidation Preference Amount"). If upon a Liquidation Event, the Available Assets shall be insufficient to pay the holders of the Series A Preferred Stock the full amount to which they shall be entitled, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock. A liquidation, winding up, merger or consolidation of the Corporation into or with another corporation in which the shareholders of the Corporation shall own less than 50% of the voting securities of the surviving corporation, or the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation, shall be deemed to be a Liquidation Event.

          B. In the event of a Liquidation Event, after the distribution to holders of Series A Preferred Stock in an amount equal to the Liquidation Preference

                                Page 5 of Thirteen

Amount in accordance with subsection 4(A) above, the remaining assets of the Corporation legally available for distribution, if any, to shareholders shall be distributed ratably to the holders of the Common Stock and the Series A Preferred Stock then outstanding, with each share of Series A Preferred Stock being treated for such purposes as if it had been converted into Common Stock at the then effective Conversion Rate.

     5.   Voting.

          A. Except as otherwise required under applicable law or as set forth herein, the shares of Series A Preferred Stock shall be entitled to vote at any annual or special meeting of shareholders of the Corporation as though a holder of common stock in an amount equivalent to the current conversion rate of 20 to 1, or in the event the Corporation or its co-borrower has failed to make full payment of the Promissory Note due AKA Charitable Remainder Unitrust #1 in the maximum amount of $5,000,000.00 by the Note's maturity date in an amount equivalent to the conversion rate of 20 to 1.

          B. Notwithstanding the foregoing subsection 5(A), the holders of the Series A Preferred Stock voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes of the capital stock of the Corporation, shall be entitled, at any election of directors to the Corporation's Board, to elect one director so long as at least 10,000 Preferred Shares remain outstanding, and the holders of the Common Stock, voting separately as a single class and to the exclusion of all other classes of the capital stock of the Corporation, shall be entitled, at any election of directors to the Corporation's Board, to elect the remaining directors.

     6.   Conversion Right.

          A. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after issuance of such share, into 20 fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock into which each share of the Series A Preferred Stock may be converted shall be increased to 200 to 1 in the event the Corporation or its co-borrower has failed to make full payment of the Promissory Note due AKA Charitable Remainder Unitrust #1 in the maximum amount of $5,000,000.00 by the Note's maturity date.

          B. Each share of Series A Preferred Stock shall automatically be converted into fully paid and non-assessable shares of Common Stock either (a) immediately prior to the closing of a Qualified Public Offering or (b) prior to such time if at least a majority of the then outstanding shares of Series A Preferred Stock voting together as a single class, shall have affirmatively approved, by vote or written consent, such automatic conversion.

                                Page 6 of Thirteen

          C. The holder of any shares of the Series A Preferred Stock may exercise its conversion rights as to such shares or any part thereof by delivering during regular business hours to the Corporation, at the office of any transfer agent of the Corporation for such shares, the principal office of the Corporation or such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have occurred on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation. a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The holder shall be deemed to have become a shareholder of record of the Common Stock on the applicable Conversion Date unless the transfer books of the Corporation are closed on such date in which event such holder shall be deemed to have become a shareholder of record of the Common Stock on the next succeeding date on which the transfer books are open, but the Conversion Price shall nevertheless be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares representing the unconverted portion of the certificate so surrendered.

          D. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares. If more than one certificate shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined (in good faith) by the Board.

          E. The Corporation shall pay any and all expenses of any issuance or delivery of shares of Common Stock upon conversion of shares pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery, of shares of Common Stock in a name other than that in which the shares so converted were registered, and no such issuance or delivery, shall be made UNLESS and until the person requesting such issuance has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax either has been paid or is not payable.

          F. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting

                                Page 7 of Thirteen
the conversion of the Series A Preferred Stock the full number of shares of Common Stock deliverable upon the conversion of all of the shares of Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and shareholder action), in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred Stock at the time outstanding.

          G. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory, body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation shall, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

          H. All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock shall, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

     7.   Adjustment of Conversion Price.

          The Conversion Price of the Series A Preferred Stock in effect shall be subject to adjustment from time to time as follows:

          A. If the Corporation shall at any time subdivide the outstanding shares of Common Stock or make a distribution of stock on its outstanding Common Stock, the Conversion Price in effect immediately prior to such subdivision or such distribution shall be proportionately decreased and, in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

          B. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in subsection 7(A) above or a merger or other reorganization referred to in subsection 4(A) above), then concurrently with the effectiveness of such reorganization or reclassification, the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject

                                Page 8 of Thirteen
to receipt by the holders upon conversion of the Series A Preferred Stock, as the case may be, immediately before that change.

          C. This subsection 7(C) shall not apply to (1) an issuance of stock or securities pursuant to subsection 7(A), (2) the issuance of shares of Common Stock upon conversion of any Series A Preferred Stock, (3) the issuance, sale, or grant of any right to purchase (including any option or warrant) shares of up to 50,000 shares of Common Stock to any employee, officer or director of, or consultant to, the Corporation pursuant to any employee, officer, director or consultant plan or agreement adopted or approved by the Board of Directors of the Corporation, and any exercise of any such right and (4) the issuance of options pursuant to any existing Stock Option Plan of the Corporation. The exempted issuances described in the preceding sentence shall be referred to herein as the "Exempted Issuances." Upon issuance by the Corporation of Common Stock, or any right or option to purchase Common Stock or stock convertible into Common Stock, or any obligation or any share of stock convertible into or exchangeable for Common Stock for a price per share that is less than the Conversion Price of the Series A Preferred Stock in effect immediately prior to the time of such issuance or sale, other than Exempted Issuances, then forthwith upon such issuance or sale the Conversion Price of the Series A Preferred Stock in effect immediately prior to such issuance shall be reduced, as of the closing or consummation of such issuance, to a price (calculated to the nearest cent) determined by multiplying the then existing Conversion Price (the "Pre-Issue Conversion Price") by a fraction, the numerator of which shall be:

               (i) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale, (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any shares of stock of the Corporation outstanding immediately prior to such issuance or sale and (z) the number of shares of Common Stock that the "consideration actually received" (as defined in subsection 7(D) below) by the Corporation upon such issuance or sale would purchase at the Pre-Issue Conversion Price; and the denominator of which shall be;

               (ii) the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale, (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any shares of stock of the Corporation outstanding immediately prior to such issuance or sale and (z) the number of shares of Common Stock or stock convertible into or exchangeable for Common Stock issued in such issuance or sale.

          D.   The following shall apply for purposes of this subsection 7:

               (i) In the event of an issuance or sale for cash of shares of the Common Stock, the "consideration actually received" by the Corporation shall mean the amount of cash received, before deducting therefrom any commissions or expenses paid by the Corporation.

                                Page 9 of Thirteen

               (ii) In the event of an issuance (otherwise than upon conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for a consideration other than cash (either in whole or in part), the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration as determined (in good faith) by the Board.

               (iii) In the event of an issuance in any manner by the Corporation of any rights to subscribe for or to purchase shares of Common Stock, or any options for the purchase of shares of Common Stock or stock convertible into Common Stock, all shares of Common Stock or stock convertible into Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed "outstanding" as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock or stock convertible into Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the "consideration actually received" by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

               (iv) In the event of an issuance in any manner by the Corporation of any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed issued and outstanding as of the date such obligations or shares are issued, and the amount of the "consideration actually received" by the Corporation for such additional shares of Common Stock shall be deemed to be the sum of (x) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, as the case may be, and (y) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment for distributions.

               (v) The amount of the "consideration actually received" by the Corporation upon the issuance of any rights or options referred to in subsection 7(D)(iii) above or upon the issuance of any obligations or shares which are convertible or exchangeable as described in subsection 7(D)(iv) above, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, which is receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in subsections 7(D)(i) and 7(D)(ii) above with respect to the consideration received by the Corporation in case of the issuance of additional shares of Common Stock; provided, however, that for purposes of subsection 7(D)(ii), if such obligations or shares of stock so convertible or exchangeable are issued in payment or

                                Page 10 of Thirteen
satisfaction of any distribution upon any stock of the Corporation other than Common Stock, the amount of the "consideration actually received" by the Corporation upon the original issuance of such obligations or shares of stock so convertible or exchangeable shall be deemed to be the value of such obligations or shares of stock as of the date of the adoption of the resolution declaring such distribution, as determined (in good faith) by the Board at or as of that date. Upon the expiration of any rights or options referred to in subsection 7(D)(iii), or the termination of any right of conversion or exchange referred to in subsection 7(D)(iv), or any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion or exchange of such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock then in effect shall forthwith be readjusted to such Conversion Price as would have been in effect had the adjustments made upon the issuance of such options, rights or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actully delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

               (vi) In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons or options or rights not referred to in subsection 7(D)(iii), then, in each such case, the holders of the Series A Preferred Stock shall be entitled to the distributions at the rate provided for in subsection
(2) above before any distribution shall be made to the holders of the Corporation's Common Stock, and no adjustment to the Conversion Price provided for in this subsection 7 shall be applicable.

               (vii) In the event the Corporation shall issue another series of Preferred Stock on more than one date, the Conversion Price of the Series A Preferred Stock shall be adjusted only once for the issuance of such other series of Preferred Stock, such adjustment to occur upon the final closing of the issuance thereof, provided that all such issuances occur during a period of not more than 120 days.

               (viii) The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this subsection 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment of any kind.

               (ix) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this subsection 7,

                                Page 11 of Thirteen
the Corporation shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of each Series so affected a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall furnish or cause to be furnished to each such holder a like certificate setting forth (x) such adjustment or readjustment,
(y) the Conversion Price in effect, and (z) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares.

     8.   Status of Converted or Redeemed Stock.

          In case any shares shall be converted pursuant to subsection 6 or redeemed pursuant to subsection 3 hereof or are otherwise acquired by the Corporation, the shares so converted or redeemed shall resume the status of authorized but unissued shares of Preferred Stock.

     9.   Protective Provisions.

          So long as at least 1,000 shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided under applicable law, of the holders of a majority, of the total number of shares of Series A Preferred Stock outstanding, voting as one class, (i) amend, repeal, alter or change any of the rights, preferences or privileges of the Series A Preferred Stock; (ii) amend, repeal, alter or change the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of the Corporation; (iii) create (by reclassification of an existing class or series, or otherwise) any new class or series of shares of Preferred Stock senior to or on a parity with the Series A Preferred Stock as to voting rights, dividends, redemption or a distribution of assets of the Corporation in liquidation; (iv) increase or decrease the number of authorized shares of Series A Preferred Stock; (v) declare or pay any dividend on any other class or series of stock of the Corporation; (vi) purchase, redeem, or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), or direct or permit any subsidiary of the Corporation to purchase or otherwise acquire, any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, directors or consultants pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment; (vii) incur any debt;
(viii) sell, lease, convey, exchange, transfer or otherwise dispose of all or substantially all of its assets; (ix) agree to the sale of the Company to another person or entity, or enter into any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is transferred; (x) merge or consolidate with or into any other entity;
(xi) except as provided in Section 5(B) ncrease or decrease the number of authorized directors of the Corporation which are permitted or which are fixed (through board resolution or otherwise); or (xii) issue any equity securities, or options or warrants to purchase any equity securities of the Corporation where the

                                Page 12 of Thirteen

Company contractually covenants to provide the investors with rights that are in addition to those shared by all holders of Common Stock

     We declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in the foregoing certificate are true and correct of our own knowledge. Executed at Draper, Utah, effective on March 10, 1999.


                         _____________________________________________
                         STEVEN L. FLINT, President



                         _____________________________________________
                         BRUCE H. HAGLUND, Secretary

















                                Page 13 of Thirteen